Exhibit 23.2


                          INDEPENDENT AUDITORS' CONSENT

     We consent to the incorporation by reference in this Amendment No. 2 to Registration Statement No. 333-90017 of Data Systems & Software Inc. on Form S-3 of the report of Brightman Almagor & Co. dated January 31, 2000 relating to the consolidated financial statements of Tower Semiconductor Ltd., such report appearing in the Annual Report on Form 10-K of Data Systems & Software Inc. for the year ended December 31, 1999, and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.



Brightman Almagor & Co.
Certifire Public Accountants (Isr.)

Tel Aviv, Israel
May 30, 2000